EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
ACS, Inc.	ACS, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com

ACS Announces Redemption of 3.5% Convertible Notes

DALLAS, TEXAS: January 27, 2004 – ACS (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today that its Board of Directors has approved the redemption of its 3.5% Convertible Subordinated Notes due February 15, 2006 (the “Notes”) at a redemption price equal to 101.4% of the principal amount of the Notes, plus accrued interest to the redemption date. The redemption date for the Notes is February 27, 2004 and Noteholders may convert their Notes into shares of ACS’ Class A Common Stock at any time up to the close of business on February 26, 2004 in accordance with the procedures specified in the related indenture governing the Notes. The Bank of New York Trust Company, N.A. (as successor in interest to U.S Trust Company of Texas, N.A.), trustee in respect of the Notes, is in the process of transmitting written notice of the redemption to all Noteholders of record.

ACS, a Fortune 500 company with more than 40,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.